As filed with the Securities and Exchange Commission on June 30, 2000
						Registration No. 333-




		      SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549


				   FORM S-8
			    REGISTRATION STATEMENT
				     UNDER
			  THE SECURITIES ACT OF 1933


 Incorporated                The Midland Company             I.R.S. Employer
Under the Laws             7000 Midland Boulevard           Identification No.
   of Ohio                 Amelia, Ohio 45102-2607             31-0742526
			       (513) 943-7100


       The Midland Guardian Co. Salaried Employees 401(k) Savings Plan The Midland Company 2000 Associate Discount Stock Purchase Plan The Midland Company Stock Option Plan for Non-Employee Directors


			     Joseph P. Hayden III
			     The Midland Company
			    7000 Midland Boulevard
			   Amelia, Ohio  45102-2607
			   Telephone: (513) 943-7100
			  Facsimile:  (513) 943-7111
			(Agent for Service of Process)

			CALCULATION OF REGISTRATION FEE

					Proposed     Proposed
					 Maximum      Maximum
      Title of            Amount        Offering     Aggregate       Amount of
     Securities            To Be          Price      Offering      Registration
  To Be Registered     Registered(1)    Per Share      Price          Fee(3)

Common Stock          550,000 Shares  $22.8125(2)  $12,546,875(2)   $3,312.38


(1) This Registration Statement is filed for up to 200,000 shares issuable under The Midland Guardian Co. Salaried Employees 401(k) Savings Plan; up to 250,000 shares issuable under The Midland Company 2000 Associate Discount Stock Purchase Plan; and up to 100,000 shares issuable as stock awards or upon the exercise of stock options under The Midland Company Stock Option Plan for Non-Employee Directors. In addition, pursuant to Rule 416(C) under the Securities Act of 1933, this Registration System also covers an indeterminate amount of plan interests to be offered or sold pursuant to The Midland-Guardian Co. Salaried Employees 401(k) Savings Plan.

(2)     Estimated solely for purposes of calculating registration fee.

(3)     Registration fee has been calculated pursuant to Rule 457(h).

	This Registration Statement registers the following securities on behalf of The Midland Company (the "Registrant"):

	- Up to 200,000 shares issuable under The Midland Guardian Co. Salaried Employees 401(k) Savings Plan which covers all employees of the Registrant and its subsidiaries;

	- Up to 250,000 shares issuable under The Midland Company 2000 Associate Discount Stock Purchase Plan which covers all employees of the Registrant and its subsidiaries; and

	- Up to an additional 100,000 shares issuable as stock awards or upon the exercise of stock options under The Midland Company Stock Option Plan for Non-Employee Directors. The Registrant previously registered 150,000 shares associated with this Plan.

				   PART II

	      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

	The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

	4.      Annual Report on Form 10-K for the year ended December 31, 1999.

	5.      Quarterly Report on Form 10-Q for the quarter ended March 31,
		2000.

	6. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-C filed with the Commission under the Securities Exchange Act of 1934 on June 16, 1969.

	All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.         Description of Securities

	Not applicable.


Item 5.         Interests of Named Experts and Counsel

	The legality of the common stock will be passed upon for the Registrant by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.         Indemnification of Directors and Officers

	Section 1701.13(E) of the Ohio General Corporation Law allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless determined by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

	The Registrant's Code of Regulations provides that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by law.

	The Registrant maintains director and officer liability insurance which provides coverage against certain liabilities.

Item 7.         Exemption from Registration Claimed

	Not applicable.

Item 8.         Exhibits

	5       Opinion of Keating, Muething & Klekamp, PLL

	10.1    The Midland Company 2000 Associate Discount Stock Purchase Plan

	10.2    The Midland Company Stock Option Plan for Non-Employee Directors

	10.3    The Midland Guardian Co. Salaried Employees 401(K) Savings Plan

	15      Letter re: Unaudited Interim Financial Statements

	23.1    Consent of Keating, Muething & Klekamp, PLL (contained on
		Exhibit 5)

	23.2    Consent of Deloitte & Touche

	24      Power of Attorney (contained on the signature page)

Item 9.         Undertakings

	9.1 The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	1. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	2. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	3. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	9.2 The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	9.3 The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	9.4 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	9.5 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


				  SIGNATURES

	Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amelia, Ohio, on June 29, 2000.

						THE MIDLAND COMPANY

						BY:/s/ Joseph P. Hayden III
						Joseph P. Hayden III
						Chairman of the Board and
						Chief Operating Officer


	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person below whose signature is preceded by an (*) designate Joseph P. Hayden III and John W. Hayden, or either of them, his true and lawful attorney and agent, to sign all amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


      Signature                         Capacity                   Date


*/s/Joseph P. Hayden III         Chairman of the Board and       June 27, 2000
Joseph P. Hayden III             Chief Operating Officer
				 (principal executive officer)


John W. Hayden                   President, Chief Executive      June __, 2000
				 Officer and Director


*/s/J. P. Hayden, Jr.            Chairman of the Executive       June 27, 2000
J. P. Hayden, Jr.                Committee of the Board


*/s/Michael J. Conaton           Vice Chairman of the Board      June 27, 2000
Michael J. Conaton


*/s/John I. Von Lehman           Executive Vice President,       June 26, 2000
John I. Von Lehman               Chief Financial Officer,
				 Secretary and Director
				 (principal financial and
				 accounting officer)


*/s/James E. Bushman             Director                        June 30, 2000
James E. Bushman


James H. Carey                   Director                        June __, 2000


Jerry A. Grundhofer              Director                        June __, 2000


*/s/Robert W. Hayden             Director                        June 30, 2000
Robert W. Hayden


William T. Hayden                Director                        June __, 2000


*/s/William J. Keating           Director                        June 30, 2000
William J. Keating


*/s/John R. LaBar                Director                        June 27, 2000
John R. LaBar


*/s/David B. O'Maley             Director                        June 30, 2000
David B. O'Maley


John M. O'Mara                   Director                        June __, 2000


Glenn E. Schembechler            Director                        June __, 2000

	The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly casued this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amelia, State of Ohio, on June 29, 2000.

					The Midland Guardian Co. Salaried
					Employees 401(k) Savings Plan

					By: /s/Edward J. Heskamp

					Title: Assistant Treasurer